Exhibit 10.1

AMENDMENT TO HUDSON HIGHLAND GROUP EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made effective as of November 20, 2008 by and between Hudson Highland Group, Inc. (the “Company”) and Don Bielinski (the “Executive”).

WHEREAS, the Company and Executive have entered into that certain Hudson Highland Group Executive Employment Agreement dated December 31, 2005 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement to reflect the current terms of the Executive’s employment with the Company.

NOW, THEREFORE, it is hereby agreed that:

1.	Section 1 of the Employment Agreement is hereby restated in its entirety to read:

Employment. The Company will employ the Executive and the Executive accepts employment as Senior Vice President, Corporate through December 31, 2008 (the “Termination Date”) in a position with the duties of assisting in the management transition for Hudson Australia/New Zealand and oversight of the Company’s global legal practice. Effective November 1, 2008 (the “Transition Date”), Executive shall resign from his position as Chairman, Hudson Asia-Pacific. Effective on the Termination Date, Executive shall resign from his position as Senior Vice President, Corporate and from all other officer and director positions he holds with the Company or any of its affiliates. The Executive shall execute such documents as are requested by the Company or any of its affiliates as are necessary or desirable to effect such resignation(s). The Executive will perform duties normally associated with his respective positions through the Termination Date and/or other duties as may be assigned from time to time through the Termination Date. The Executive shall perform such duties in a manner consistent with applicable laws and regulations and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time. The Executive must acknowledge receipt of the Company’s Ethics Policy and confirm that the Executive will comply with the Policy.

2.	Section 2 of the Employment Agreement is hereby restated in its entirety to read:

Term of Employment. The Executive’s employment under this Agreement will commence on December 31, 2005 (the “Commencement Date”) and will end on the Termination Date.

3.	Section 4(a) of the Employment Agreement is amended by adding the following sentence to the end thereof:

From May 1, 2008 through the Transition Date, and while this Agreement remains in effect, the Executive is entitled to receive an additional monthly salary of US $10,000. Any amounts that are due for periods preceding the date this amendment is effective shall be paid in a lump sum, without interest thereon, promptly following the date this Agreement becomes effective, subject to any irrevocable deferral election then in effect. After the Transition Date and through the Termination Date, the Executive shall be paid a monthly salary of US $22,917.

4.	Section 4(c) of the Employment Agreement is hereby restated in its entirety to read:

(c) Provided the Executive remains employed through the Termination Date, the Executive will be paid after the Termination Date (as soon as practicable after the Executive executes the General Release and Waiver attached hereto as Attachment A and the time period for revocation thereof has passed) the annual bonus he would have received under the Company’s 2008 Incentive Compensation Program (the “Bonus Plan”) at “target” and taking into consideration for purposes of determining the amount due that the Executive’s Base Salary includes the additional $10,000 monthly payments described in Section 4(a). As a condition to the receipt of this payment, the Executive must execute (and not revoke) the General Release and Waiver attached hereto as Attachment A.

5.	A new Section 4(e) is added to the Employment Agreement to read as follows:

(e) Executive shall become immediately vested on the date hereof in that number of shares of restricted stock held by Executive that are scheduled to vest in February of 2009 (as if Executive has continued in employment until such vesting date(s)).

6.	Section 7 of the Employment Agreement is hereby restated in its entirety to read:

Termination. This Agreement and the Executive’s employment may be terminated prior to the Termination Date as follows, and in such event, the amounts due under Section 4(c) shall not be paid by the Company:

(a) Death. If the Executive dies prior to the Termination Date, the date of the Executive’s death shall be considered the Termination Date and the Company shall pay the Executive’s estate that portion of the Base Salary earned through the date on which the Executive’s death occurs (including the additional $10,000 monthly salary payments described in Section 4(a) that were accumulated through the date of the Executive’s death), and the pro rata bonus described in Section 4(c).

(b) Termination for Cause. The Company may terminate the Executive’s employment and this Agreement at any time prior to the Termination Date for Cause as defined below. In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive that portion of the Base Salary under Section 4(a) earned through the date on which such termination occurs.

(c) Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i) the willful or negligent failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s disability), which failure is not cured within fifteen (15) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii) acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii) conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;

(iv) repeated refusal to perform the reasonable and legal instructions of the Executive’s supervisors; or

(v) any material breach of this Agreement or Attachment A.

(d) Continued Compliance. The Executive remains obligated to comply with the Executive’s obligations and duties pursuant to Attachment B despite the termination of this Agreement and the Executive’s employment for any reason.

(e) Cooperation on Legal Matters. During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to cooperate fully with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby.

(f) No Disparagement. During and after the termination of this Agreement and the Executive’s employment for any reason, the Executive and Company agree that, except as may be required by the lawful order of a court or agency of competent jurisdiction, Executive and Company will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the other party, and in the case of the Company, any of its affiliates, or any of their past or present employees, officers or directors.

7.	Section 8 of the Employment Agreement is hereby removed in its entirety (and all subsequent sections and cross-references thereto shall be re-numbered accordingly).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hudson Highland Group, Inc.

By:
Don Bielinski		Signature of Authorized Representative

Its:
Date		Title of Representative

Date